Exhibit 4(a)(7)

NONBINDING TRANSLATION

[On letterhead of the Israel Corporation Ltd.]

Date May 10 2007

SCAILEX CORPORATION LTD.

PETROLEUM CAPITAL HOLDINGS LTD.

(hereinafter: “Scailex Group”)

Dear Mr/Ms,

Re: Oil Refineries Ltd.

1.	We thank you for consenting to revoke the Letter of Agreements dated February 18, 2007 ("MOA"), and the Addendum, dated February 19, 2007 ("Addendum"), at our request and in order to enable us to submit a separate request and to obtain a control permit in relation to Oil Refineries Ltd. ("ORL") as soon as possible, pursuant to the provisions of the Government Companies Order (Decree of the State's Essential Interests in Oil Refineries Ltd.), 5767 - 2007 ("the Control Permit").

2.	In light of the revocation of the MOA and the Addendum, we hereby irrevocably undertake towards you as follows:

2.1	If by no later than May 15, 2009 (“the Determinant Date”), you shall receive all requisite approvals and permits pursuant to the provisions of any law, including the Control Permit for ORL, and the approval of the Antitrust Commissioner (“the Requisite Approvals”), then, in such instance, we shall engage in a joint control agreement with you, in accordance with the provisions of the agreement attached as Appendix 1 to this Deed of Undertaking (“the Agreement”).

2.2	If Petroleum Capital Holdings Ltd. (“Petroleum”) shall sell all (but not a portion) of its shares in ORL to a third party (and we shall not exercise the right of first refusal conferred upon us as prescribed in clause 2.3), or if Scailex Corporation Ltd. (“Scailex”) shall sell the control in Petroleum to a third party, and if the third party shall obtain all the Requisite Approvals by no later than the Determinant Date, then, in such instance, we shall engage in a joint control agreement with the third party, in accordance with the provisions of the Agreement, mutatis mutandis, as the case may be, and the third party shall subrogate for you, for all intents and purposes (rights and obligations), including with respect to the call option right.

2.3	A sale and transfer of Petroleum’s shares in ORL to a third party, or sale of the control in Petroleum by Scailex to a third party, is subject to our right of first refusal to purchase all the relevant shares or securities, in accordance with the provisions prescribed in clause 5 of the agreement. In this regard (the exercise of our right of refusal), the provisions of clause 5 of the agreement, including clauses 5.14 and 5.15 thereof, shall be deemed as being in effect already as of the signing date of this Deed of Undertaking.

2.4	The exercise date of the call option right (as prescribed in the agreement) by you or by the third party shall be by no later than the Determinant Date or by the end of 120 days after receipt of the Requisite Approvals, whichever date is earlier. To dispel any doubts: if the periods specified in clause 5 of the Agreement regarding the exercise of our right of refusal have elapsed, and we did not exercise that right, you shall be allowed to execute the transaction with the third party, even if the third party did not obtain the Requisite Approvals at that time; and, if the third party shall not obtain the Requisite Approvals by no later than the Determinant Date, then, in such instance, we shall not engage in an agreement with the third party.

3.	We shall act in cooperation with you or with the third party, as the case and matter may be, in order to obtain all the Requisite Approvals, and for the sake of engaging in the agreement.

4.	During the period until you or the third party shall engage in an agreement with us, we shall be permitted to operate our control power in ORL at our discretion and without restrictions.

5.	If and to the extent that the performance of a “special tender offer” as this term is defined in section 328 of the Companies Ordinance, shall be required for the purpose of engaging in the agreement, then, in such insance, the tender offer (at the minimum volume allowed by law) shall be performed by us and by you, or by us and by the third party (as the case may be), at the internal ratios prescribed in the agreement (45% – 50%).

6.	Third party: as this term is defined in the Agreement.

7.	We ask that you sign the margins of this Deed of Undertaking, as a sign of your consent to the contents thereof.

Sincerely, /s/ —————————————— THE ISRAEL CORPORATION LTD.

        We agree to that stated above in this Deed and shall act in compliance thereof:

/s/ Eran Schwartz, /s/ Yahel Shachar	/s/ Eran Schwartz, /s/ Yahel Shachar

Scailex Corporation Ltd.	Petroleum Capital Holdings

TRANSLATION FOR CONVENIENCE ONLY –
Binding version is the original Hebrew

APPENDIX A TO A DEED OF UNDERTAKING

AGREEMENT

Drawn up and signed in Tel-Aviv on __________

Between

THE ISRAEL CORPORATION LTD.
a company duly registered in Israel public company no. 52-002801-0 of 23 Aranya Street, Tel-Aviv 61204 Israel (hereinafter: “ICL”)

of the first part;

and

1.	SCAILEX CORPORATION LTD.
a company duly registered in Israel
public company no. 52-003180-8
of 3 Azrielli Center, Tel-Aviv 67023 Israel
(hereinafter: "Scailex")

2.	PETROLEUM CAPITAL HOLDINGS LTD.
a company duly registered in Israel
private company no. 51-391980-3
of 3 Azrielli Center, Tel-Aviv 67023 Israel
(hereinafter: "Petroleum")
(both jointly and severally hereinafter: "Scailex Group")

of the second part;

Whereas	the State of Israel and Oil Refineries Ltd. ("the Company") published an offer by prospectus on February 13, 2007, whereby the State offered the public an opportunity to purchase up to 56% of the issued and paid-up share capital of the Company, after having sold 44% of the issued and paid-up share capital of the Company by way of a private offering to institutional investors (hereinafter jointly: "the Offering"), and having listed all of the Company's share capital for trading on the Tel-Aviv Stock Exchange Ltd. ("TASE");

and whereas	on February 18, 2007, a memorandum of agreements was drawn up and signed between the Parties (“MOA”), prescribing, inter alia, provisions pertaining to the joint submission of bids by ICL and Petroleum, which is a Subsidiary owned and controlled by Scailex, for the purchase of ordinary shares of ILS 1, n.v. each of the issued and paid-up share capital of the Company (“the Company’s Shares”). A copy of the MOA is attached as Appendix A to this Agreement;

and whereas	on February 19, 2007, an addendum to the MOA was drawn up and signed (“the Addendum”). A copy of the Addendum is attached as Appendix B to this Agreement;

and whereas	on February 19, 2007, ICL and Petroleum submitted their joint bids to purchase the Company’s Shares pursuant to the MOA and in accordance with the provisions thereof;

and whereas	on February 20, 2007, ICL and Petroleum were informed that their joint bids for the purchase of the Company’s shares were accepted, and that ICL purchased 736 million shares of the Company (“Core Shares Originally Purchased by ICL”), and that Petroleum purchased 184 million shares of the Company (“Core Shares Originally Purchased by Petroleum”), which together constitute about 46% (forty-six percent) of the issued and paid-up share capital of the Company (on the basis of full dilution). The Core Shares Originally Purchased by ICL and the Core Shares Originally Purchased by Petroleum (jointly: “Originally-Purchased Core Shares”) are being held, on the signing date of this Agreement, according to the following internal Holding ratio: ICL – 80% (eighty percent) of the Originally-Purchased Core Shares; Petroleum – 20% (twenty percent) of the Originally-Purchased Core Shares;

and whereas	on February 26, 2007 (after the date on which trading in the Company’s Shares opened on the TASE), ILC purchased 46.75 million additional shares of the Company (“ICL’s AdditionalCore Shares”), and Petroleum purchased 38.25 million additional shares of the Company (“Petroleum’s Additional Core Shares”). ICL’s Additional Core Shares and Petroleum’s Additional Core Shares (jointly: “the Additional Core Shares”) were held, by virtue of and in accordance with the provisions of the MOA, according to the following internal Holding ratio: ICL – 55% (fifty-five percent) of the Additional Core Shares, and Petroleum – 45% (forty-five percent) of the Additional Core Shares; which constituted, correct to the signing date of the MOA, inclusive of the Originally-Purchased Core Shares, approximately 50.25% (fifty and one quarter percent) of the issued and paid-up share capital of the Company;

and whereas	ICL holds 782.75 million of the Control Core Shares, and Petroleum holds 222.25 million of the Control Core Shares;

and whereas	the implementation of control in the Company and the joint Holding of a means of control in the Company are subject to: (a) the Ministers’ Approval and to the receipt of a control permit, pursuant to the provisions of the Order (as this term is defined in this Agreement); and (b) the Commissioner’s Approval (as this term is defined in this Agreement);

and whereas	the Parties believed that the wellbeing of the Company requires operation of control therein as soon as possible, and reasoned that, since ICL had been a material shareholder in the Company in the past, it would likely receive the Ministers’Approval sooner than Petroleum would receive the Ministers’ Approval, and therefore, on May ___, 2007, the Parties revoked the MOA and the Addendum by mutual consent, and ICL signed an irrevocable deed of undertaking, with this Agreement being attached thereto as Appendix A (“the Irrevocable Deed of Undertaking”). This Agreement shall be signed and shall take effect in accordance with the provisions prescribed in the Irrevocable Deed of Undertaking;

and whereas	the Parties desire to anchor within the scope of the provisions of this Agreement the set of legal relations between them pertaining to their Holdings of the Securities of the Company, pertaining to maintaining of the control therein, and additional matters as specified in this Agreement;

wherefore, it was agreed, declared and stipulated between the Parties as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The recitals and appendices to this Agreement constitute an integral part thereof.

1.2	This Agreement was divided into clauses and clause-headings were added solely for the sake of convenience and easy reference, and may not be used for interpretation purposes.

1.3	In this Agreement, reference to the singular also implies the plural and vice versa, all as the case may be, unless otherwise expressly stated.

1.4	In this Agreement, each of the terms hereunder shall have the meaning appearing alongside it, unless the context of the matters requires another meaning:

"the Ministers' Approval":	Approval by the ministers and the issue of a permit to control the Company, as required pursuant to the provisions of the Order.

"the Commissioner's Approval":	Approval by the Commissioner for a "merger of companies," by virtue of and in accordance with the provisions of the Restrictive Trade Practices Law, 5748 - 1968.

"Interested Party":	As this term is defined in the Securities Law.

"TASE":	The Tel-Aviv Stock Exchange Ltd.

"the Arbitrator":	Mr. Theodor Or, Supreme Court Justice (retired), or, if he is unable or refuses for any reason to serve as an arbitrator, he shall be replaced by another arbitrator whose identity shall be decided by written consent between the Parties; in the absence of such consent, the identity of the Arbitrator shall be determined by the Tel-Aviv District Court.

"the Minimum Shareholding":	The Holding of at least 10% of the Company's issued share capital.

"the Company":	Oil Refineries Ltd., public company number 52-003665-8.

"Holding":	As this term is defined in the Securities Law.

"the Index":	The Consumer Price Index (general), which is published from time to time by the Central Bureau of Statistics.

"the Commissioner":	The Antitrust Commissioner, as this term is defined in the Restrictive Trade Practices Law, 5748 - 1988.

"the Adjudicator":	Prof. Amir Barnea, or, if he is unable or refuses for any reason to serve as an adjudicator, another adjudicator shall be appointed, whose identity shall be decided by the Arbitrator.

"the Order":	The Government Companies Order (Decree of the State's Essential Interests in Oil Refineries Ltd.), 5767 - 2007.

"the Parties":	The parties to this Agreement, including every Authorized Transferree of any of them.

"the Prospectus":	The prospectus dated February 13, 2007, which was published by the State of Israel and the Company.

"Subsidiary":	As this term is defined in the Securities Law.

"Related Company":	As this term is defined in the Securities Law.

"the Companies Law":	The Companies Law, 5759 - 1999.

"the Securities Law":	The Securities Law, 5728 - 1968.

"ICL":	The Israel Corporation Ltd., a Party to this Agreement, inclusive of every Authorized Transferee thereof.

"Business Day":	Mondays through Thursdays, each week, excluding religious holidays, commemorative holidays, holiday eves and/or national statutory holidays, or any day when bank businesses are not open in Israel as usual, for any reason.

"the Irrevocable Deed of Undertaking":	As this term is defined in the recitals to this Agreement.

"the Control Core Shares":	The Originally-Purchased Core Shares and the Additional Core Shares, which, correct to the signing date of the MOA, constituted approximately 50.25% (fifty and one quarter percent) of the issued and paid-up share capital of the Company, and including: (A) all bonus shares that shall be distributed (if any) in respect thereof; and (b) all shares to be purchased following an offering of rights in respect thereof, and which are and shall be held by ICL and Petroleum.

"the Company's Shares" or "Shares of the Company":	Ordinary shares of ILS 1, n.v. each, of the issued share capital of the Company.

"Securities of the Company":	Shares of the Company, as well as all other securities convertible into Shares of the Company, if and to the extent that any shall be issued by the Company in the future.

"Securities":	As this term is defined in the Securities Law.

"Authorized Transferee":	Any person or corporation, which controls (directly or indirectly) on the relevant side, or a corporation that is controlled by the relevant side or is controlled by the controlling shareholders therein (directly or indirectly), inclusive of a Relative of any person directly or indirectly controlling on the relevant side.

"Free and Clear":	In relation to securities, meaning: free and clear of any pledge, hypothecation, attachment, lien, debt, claim, blocking arrangements or third-party right whatsoever.

"Scailex":	Scailex Corporation Ltd., a Party to this Agreement, inclusive of every Authorized Transferee thereof.

"Petroleum":	Petroleum Capital Holdings Ltd., a Party to this Agreement, inclusive of every Authorized Transferee thereof.

"Third Party":	Person or corporation not being an Authorized Transferee.

"Scailex Group":	As this term is defined in the recitals to this Agreement.

"Relative":	As this term is defined in the Companies Law.

"Control":	All the following rights cumulatively: (a) Holding of more than 50% (fifty percent) of the voting rights at general assemblies of the relevant corporation; as well as (b) the right to appoint the majority of the members of the relevant corporation's board of directors; as well as (c) the right to receive more than 50% (fifty percent) of all dividends when distributed by the relevant corporation.

"The Freeze Period":	Six (6) months commencing on the signing date of this Agreement.

2.	OBJECTIVE OF THE AGREEMENT

The Parties desire to define and anchor, within the framework of the provisions of this Agreement, the set of legal relations between them, pertaining to their Holdings of the Securities of the Company, as well as, inter alia: maintaining the control in the Company; the granting of a specific Call Option Right to Petroleum; the granting of a reciprocal right of first refusal if one of the Parties shall desire to sell Control Core Shares, which are or shall be held by it from time to time while this Agreement is in effect, to a Third Party; the granting of a reciprocal tag-along right if one of the Parties shall desire to sell Control Core Shares, which are or shall be held by it from time to time while this Agreement is in effect, to a Third Party; the granting of a reciprocal participation right if one of the Parties shall purchase Securities of the Company from a Third Party; the appointment of nominees on behalf of the Parties to serve as members of the boards of directors of the Company, of its Subsidiaries and of its Related Companies; how they shall vote in relation to certain issues specified in this Agreement; a BMBY (Buy Me Buy You) mechanism; as well as provisions pertaining to additional matters relating to their Holdings of Securities of the Company, all being subject to and in accordance with the provisions of this Agreement.

3.	REPRESENTATIONS AND DECLARATIONS OF THE PARTIES

By signing this Agreement, each of the Parties hereby declares and undertakes vis-à-vis the other Parties, that:

3.1	there is no restriction and/or prohibition and/or preclusion pursuant to the provisions of any law, inclusive of pursuant to any agreements and pursuant to its incorporation documents, regarding its engagement within the framework of the provisions of this Agreement, and regarding the performance of its undertakings pursuant thereto, and that the performance of its undertakings pursuant to the provisions of this Agreement does not and shall not constitute a breach of any undertaking or restriction of that Party;

3.2	it has not given to any person or corporation any undertaking or option right to purchase from it Securities of the Company;

3.3	its competent institutions have duly approved its engagement in this Agreement and the performance of all its undertakings in accordance with the provisions of this Agreement.

4.	UNDERTAKINGS PERTAINING TO THE TRANSFER AND/OR PURCHASE OF SECURITIES OF THE COMPANY

As of the signing date of this Agreement and until the date of its expiry, the Parties undertake not to sell or to transfer or to purchase or to Hold Securities of the Company, whether directly or indirectly, except in compliance with the conditions specified hereunder:

4.1	During the Freeze Period, the Parties shall not be permitted to sell or to transfer to a Third Party the Control Core Shares that are or shall be held by them. To dispel any doubts: the provisions of this clause shall not prejudice or derogate from the provisions of clause 16 of this Agreement on the matter of share transfers, rights and obligations to an Authorized Transferee.

4.2	Commencing as of the expiration of the Freeze Period, a Party to this Agreement shall not transfer and/or sell, whether directly or indirectly, the Control Core Shares that are or shall be held by it to a Third Party, except subject to the fulfillment of the following conditions:

4.2.1	A Party desiring to sell and/or to transfer the Control Core Shares that are or shall be held by it shall be permitted to sell and/or to transfer them to its Authorized Transferee in accordance with the provisions of clause 16 of this Agreement.

4.2.2	A Party desiring to sell or to transfer the Control Core Shares that are or shall be held by it to a Third Party, shall be permitted to do so, provided that:

(1)	the Party shall sell and/or transfer all (but not a portion) of the Control Core Shares that are or shall be held by it, and –

(2)	the other Party is entitled:

(a)	to purchase all the Control Core Shares being offered for sale or transfer, in accordance with the right of first refusal being conferred to it as stated in clause 5 of this Agreement, provided that Petroleum’s right of refusal shall take effect only as of the date on which Petroleum duly exercised the Call Option Right, and purchased all the underlying shares, or –

(b)	to tag along in the sale transaction of the Control Core Shares, in accordance with the tag-along right being conferred to it as stated in clause 6 of this Agreement, provided that ICL’s tag-along right shall take effect only as of the date on which Petroleum duly exercised the Call Option Right, and purchased all the underlying shares.

4.3	As of the signing date of this Agreement:

4.3.1.	If and to the extent that the parties shall decide, by mutual consent in writing, to increase the number of Control Core Shares (“the Additional Core Shares”), then, in such instance, they shall purchase the Additional Core Shares according to the reciprocal Holding ratio in the Control Core Shares as it shall be on the relevant date.

4.3.2	If a Party shall desire to purchase additional shares of the Company which shall not be Control Core Shares (“the Additional Shares”), the Party shall be permitted to do so if all conditions specified in clause 7 of this Agreement shall be fulfilled, and the shares so purchased shall be “free shares,” meaning that the Relevant Party shall be permitted to act upon them at its discretion, including with regard to the sale thereof, provided that:

(a)	it shall deliver written notice thereof to the other Party three (3) days in advance regarding the period during which it intends to do so, and provided that this period shall not exceed sixty (60) days, and –

(b)	as long as the Additional Shares are in its possession, the Relevant Party shall vote during general assemblies of the Company by virtue of these shares, in conjunction with all the Control Core Shares that it possesses.

4.4	In the absence of express prior written consent between the Parties, additional Securities of the Company shall not be purchased by any of the Parties, if this would: (a) cause or is liable to cause the delisting of Securities of the Company from trading in the regular TASE list, and/or (b) create an obligation to publish a partial or full tender offer.

4.5	The Parties shall not execute any sale or transfer of Shares of the Company that might adversely affect (a) the Ministers’ Approval vis-à-vis ICL, or (b) the Ministers’ Approval vis-à-vis Petroleum, or (c) the validity of the aforesaid approvals in subclauses (a) and (b), unless the requisite approvals were received for the purpose of correcting them.

5.	RESTRICTION OF THE TRANSFERABILITY OF THE COMPANY’S SECURITIES – RIGHT OF FIRST REFUSAL

5.1	Fundamental principles in the Parties’ engagement within the framework of the provisions of this Agreement are: (a) that Petroleum, being a special-purpose company (SPC), is holding and shall continue to hold only Shares of the Company while this Agreement is in effect, and that it has not and shall not execute investments in other assets; and (b) no Party shall be permitted to sell or transfer to a Third Party, whether directly or indirectly, the Control Core Shares that are or shall be held by it until the expiry of the Freeze Period, and as of the expiry of the Freeze Period – save subject to the granting of a right of first refusal, as specified in this clause 5. “Assets” – in the context of the provisions of subclause (a) – do not include cash, cash equivalents and other current assets. To dispel any doubts: that stated in this clause 5 shall not apply to a sale or transfer of Control Core Shares by a Party to its Authorized Transferee, in accordance with the provisions of clause 16 of this Agreement.

5.2	The right of refusal specified in this clause 5 shall be granted to Petroleum and shall take effect only as of the date on which Petroleum duly exercised the Call Option Right and purchased all the underlying shares. To dispel any doubts: the right of refusal prescribed in this clause 5 is being granted to ICL, even if Petroleum did not exercise the Call Option Right and did not purchase all the underlying shares.

5.3	Subsequent to the expiry of the Freeze Period, and, without derogating from the provisions of clause 4 of this Agreement, if and to the extent that a Party (“the Selling Party”) shall desire to sell and to transfer the Control Core Shares, which are or shall be held by it directly from time to time while this Agreement is in effect, to a Third Party (“Buyer”), the Selling Party shall be obligated to sell and to transfer all (but not a portion) of the Control Core Shares that are or shall be held by it directly at that time. In such instance, the other Party (“the Purchasing Party”) shall have a right of first refusal to purchase and to receive by way of transfer all (and not a portion) of the Control Core Shares that shall be offered for sale by the Selling Party, this, under the same Terms as the Terms that shall be offered by the Buyer with bona fides in consideration thereof, and the Parties agree that a sale and transfer of the Control Core Shares shall be limited, in accordance with the provisions specified in this clause 5.

5.4	If and to the extent that the Selling Party shall desire to sell and to transfer to a Buyer the Control Core Shares that are or shall be held by it directly from time to time while this Agreement is in effect, the Selling Party shall give written notice to the Purchasing Party (“the Sale Notice”), wherein it shall specify the Control Core Shares being offered for sale by the Selling Party, and all Terms being proposed to the Selling Party by the Buyer, including the identity of the Buyer and of every beneficiary on whose behalf the Buyer is acting, notice that the sale to the Buyer shall be transacted within 225 (two hundred and twenty-five) days of the delivery date of the Sale Notice (“the Sale Period”), as well as a declaration that the Terms are acceptable both to the Selling Party and to the Buyer. A declaration from the Buyer shall be attached to the Sale Notice, declaring that the offer accurately and fully reflects the Terms of its offer.

“Terms” – in this clause means: all terms pertaining to the sale and transfer of the Control Core Shares, including, and without prejudice to the general purport of that stated, the price and payment terms. The Terms being offered by the Buyer must include a monetary consideration only.

5.5	The Purchasing Party is being conferred a right to purchase all (but not a portion) of the Control Core Shares being offered for sale by the Selling Party, at the Terms that the Buyer offered to the Selling Party, this, by issuing an unconditional and unqualified notice in writing to the Selling Party of the Purchasing Party’s desire to exercise this right (“the Exercise Notice”), all within forty-five (45) days of the delivery date of the Sale Notice, provided, however, that in the event that the Sale Notice was given due to the exercise of a lien on the Control Core Shares that are or shall be held by the Selling Party (as specified in clause 9.2 of this Agreement), then the period for giving the Exercise Offer shall be within ten (10) days of the date of receipt of the Sale Notice.

5.6	Issuance of the Exercise Notice within the timeframe specified for it shall constitute an elaboration of a binding agreement between the Selling Party and the Purchasing Party for the sale of all Control Core Shares being offered for sale, according to the Terms of the Sale Notice. To the extent that an Exercise Notice shall be delivered in accordance with the provisions of this clause 5, then, on the first business day after one hundred and thirty-five (135) days have elapsed since the delivery date of the Sale Notice, the Parties shall meet for the purpose of closing the transaction, provided that all requisite permits pursuant to the provisions of any law shall be received and copies thereof forwarded to the Selling Party by that date, including the Commissioner’s Approval and the Ministers’ Approval (if and to the extent that they are required) (“the Requisite Permits”). On this date, the Selling Party shall sell and transfer to the Purchasing Party all the Control Core Shares being offered for sale, being Free and Clear, and the Purchasing Party shall purchase and receive by transfer from the Selling Party all Control Core Shares being offered for sale simultaneously and against the payment of the consideration to the Selling Party, as specified in the Sale Notice (“Consideration for Securities being Offered for Sale”), whereby all actions are being carried out, to the extent possible, simultaneously, and these are the actions :

5.6.1	The Purchasing Party shall deliver a copy of all the Requisite Permits to the Selling Party.

5.6.2	the Purchasing Party shall pay the Consideration for the Securities being Offered for Sale to the Selling Party, in accordance with the Terms, and this, by bank draft or by bank transfer (irrevocable and approved by the receiving bank) to the bank account that the Selling Party shall so advise in writing, at the Selling Party’s discretion.

5.6.3	The Selling Party shall sign transfer deeds under the name of the Purchasing Party, which shall refer to all Control Core Shares being offered for sale, and the Purchasing Party shall sign these transfer deeds as the recipient of the transfer. The transfer deeds shall be in conformance with the Company’s articles of association and shall be signed in three copies, one of which is to be delivered to the Selling Party, one for the Purchasing Party and one for the Company secretary, for the purpose of recording the transfer, simultaneously in the Registry of Shareholders of the Company, in accordance with the provisions of the Companies Law. If and to the extent that the Control Core Shares being offered for sale shall be registered under the name of a nominee company, the Selling Party shall cause them to be registered under its name in the Registry of Shareholders of the Company pursuant to the provisions of the Companies Law, prior to the Closing Date.

5.6.4	At the written request of the Purchasing Party, the Control Core Shares shall be transferred to a securities bank account of the Purchaser, or to the name of a bank trust company, about which the Purchasing Party shall notify the Selling Party in writing prior to the Closing Date.

5.7	The Selling Party shall assume every tax or other levy, if and to the extent that any shall apply to a seller of securities by virtue of the provisions of any law.

5.8	The Purchasing Party shall assume every tax or other levy, if and to the extent that any shall apply to a purchaser of securities by virtue of the provisions of any law.

5.9	If and to the extent that the payment of a V.A.T. charge shall be imposed in respect of the sale of the Control Core Shares being offered for sale, the payment of the V.A.T. shall apply to the Purchasing Party, with the sum thereof being added to the Consideration for the Securities being Offered for Sale, against a tax invoice from the Selling Party, or against its own tax invoice.

5.10	If an Exercise Notice has not been delivered by the date specified for this in this clause 5, or if an Exercise Notice has been delivered by the date specified for this but not in accordance with the provisions of this clause 5, then, in either of these instances, this shall be deemed as if the right of first refusal to purchase the Control Core Shares being offered for sale was not duly exercised.

5.11	To dispel any doubts: should an Exercise Notice be given other than in accordance with that stated in this clause 5, and/or through the altering or adding of any Terms – this shall be deemed as if the Purchasing Party waived its right of first refusal with respect to the Securities of the Company being Offered for Sale.

5.12	If the right of first refusal pursuant to the provisions of this clause 5 has not been exercised, then the Selling Party shall be permitted to sell and to transfer the Control Core Shares being offered for sale to a Buyer, about whom it notified the Purchasing Party, at the Terms as specified in the Sale Notice, this, during the Sale Period and provided that, prior to the sale and transfer of the Control Core Shares being offered for sale to the Buyer (a) the Buyer obtained all the Requisite Permits pursuant to the provisions of any law, including the Commissioner’s Approval and the Ministers’ Approval, and (b) the Buyer joined this Agreement in writing, and took upon itself all the rights and undertakings prescribed therein.

5.13	If the Sale Period elapsed and the Selling Party did not yet transfer the Control Core Shares being offered for sale to the Buyer in accordance with the Terms specified in the Sale Notice, then the Selling Party shall not be permitted to sell or to transfer the Control Core Shares being offered for sale unless all the conditions and rules specified in this clause 5 are reactivated.

5.14	A direct transfer of control from Petroleum or from its Authorized Transferee (that is holding the Control Core Shares) to a Third Party (“Transfer of Control”) shall constitute an event entitling ICL to the right to purchase all (but not a portion) of the Securities constituting the subject of the Transfer of Control transaction, pursuant to the Terms concluded with the Third Party (“the Relevant Securities”). For the purpose of implementing the provisions of this clause, the Parties hereby prescribe that:

5.14.1	The Scailex Group shall give prior written notice to ICL of thirty (30) days regarding its intention to execute a Transfer of Control, which shall specify the details of the transaction with the Third Party and the details of the Relevant Securities, including the price and payment Terms (“Notice of the Transfer of Control”).

“Transfer of Control” – including by way of an allotment of shares or of securities convertible into shares. “Control” in the context of this clause –as this term is defined in the Securities Law.

5.14.2	Within thirty (30) days of the date of receipt of the Notice of the Transfer of Control, ICL shall be permitted to deliver written notice to the Scailex Group, in which ICL undertakes to subrogate the Third Party and to purchase all the Relevant Securities according to the Terms as stipulated in the Notice of the Transfer of Control (“the Exercise Notice”).

5.14.3	All provisions of this clause 5 shall also apply, mutatis mutandis, as the case may be, to the sale transaction of the Relevant Securities being the subject of the Exercise Notice.

5.15	A transfer of control in Scailex or in the corporation controlling Scailex (whether directly or indirectly), with the exception of Israel Petrochemical Enterprises Ltd., and the corporations controlling it (“the Controlling Corporation”) to a Third Party, when the Control Core Shares that shall be held at that time by Petroleum and/or by its Authorized Transferee constitute the majority of the assets of the Relevant Corporation wherein a Transfer of Control shall be executed, shall constitute an event entitling ICL to purchase all (but not a portion) of the Control Core Shares that shall be held at that time by Petroleum and/or by its Authorized Transferee. “The Majority of its Assets” means: that the Relevant Corporation has no other assets (besides the Control Core Shares), whose value, according to its last audited consolidated annual financial statements, or according to its last reviewed consolidated quarterly financial statements, exceeds USD 200 million (two hundred million U.S. dollars). In the context of the provisions of this clause – “assets” – do not include cash and cash equivalents. For the purpose of implementing the provisions of this clause, the Parties hereby prescribe that:

5.15.1	Scailex shall give prior written notice of thirty (30) days to ICL regarding its intention to execute a Transfer of Control (“Notice of Transfer of Control”).

“Transfer of Control” – including by way of an allotment of shares or of securities convertible into shares. “Control” in the context of this clause –as this term is defined in the Securities Law.

5.15.2	Within thirty (30) days of the date of receipt of the Notice of Transfer of Control, ICL shall be permitted to deliver written notice to Scailex, in which ICL undertakes to purchase all the Control Core Shares that shall be held at that time by Petroleum and/or by its Authorized Transferee (that shall be holding the Control Core Shares) for the consideration of a payment to be determined on the basis of the average closing prices of ORL’s shares on the TASE during the sixty (60) days of trading that preceded the delivery date of the Notice of Transfer of Control, multiplied by the number of Control Core Shares being sold, plus 15% as a premium (“the Exercise Notice”).

5.15.3	All provisions of this clause 5 shall also apply, mutatis mutandis, as the case may be, to the sale transaction that is the subject of the Exercise Notice.

5.16	A transfer of control from ICL or from its Authorized Transferee (that shall be holding the Control Core Shares) to a Third Party, when the Control Core Shares that shall be held at that time by ICL and/or by its Authorized Transferee constitute the majority of the assets of the Relevant Corporation wherein a Transfer of Control shall be executed, shall constitute an event entitling the Scailex Group to purchase all (but not a portion) of the Control Core Shares that shall be held at that time by ICL and/or by its Authorized Transferee. “The Majority of its Assets” means: that the Relevant Corporation has no other assets (besides the Control Core Shares), whose value, according to its last audited consolidated annual financial statements, or according to its last reviewed consolidated quarterly financial statements, exceeds USD 200 million (two hundred million U.S. dollars). In the context of this clause, “assets” – do not include cash and cash equivalents. For the purpose of implementing the provisions of this clause, the Parties hereby prescribe that:

5.16.1	ICL shall give prior written notice of thirty (30) days to the Scailex Group regarding its intention to execute a Transfer of Control (“Notice of Transfer of Control”).

“Transfer of Control” – including by way of an allotment of shares or of securities convertible into shares. “Control” in the context of this clause –as this term is defined in the Securities Law.

5.16.2	Within thirty (30) days of the date of receipt of the Notice of Transfer of Control, Scailex Group shall be permitted to deliver written notice to ICL (“the Exercise Notice”), in which Scailex Group undertakes to purchase all the Control Core Shares that shall be held at that time by ICL and/or by its Authorized Transferee (that shall be holding the Control Core Shares) for the consideration of a payment to be determined on the basis of the average closing prices of ORL’s shares on the TASE during the sixty (60) days of trading that preceded the delivery date of the Notice of Transfer of Control, multiplied by the number of Control Core Shares being sold, plus 15% as a premium.

5.16.3	All provisions of this clause 5 shall also apply, mutatis mutandis, as the case may be, to the sale transaction that is the subject of the Exercise Notice.

6.	TAG-ALONG RIGHT

6.1	A fundamental principle in the Parties’ engagement in this Agreement is that no Party shall be permitted to sell and to transfer, whether directly or indirectly, Control Core Shares, which are or shall be held by it from time to time while this Agreement is in effect, to a Third Party, except subject to the granting of a tag-along right, as specified in this clause 6.

6.2	The tag-along right specified in this clause 6 shall be granted to ICL and shall take effect only as of the date on which Petroleum duly exercised the Call Option Right and purchased all the underlying shares. To dispel any doubts: the tag-along right prescribed in this clause 6 is being granted to Petroleum, even if Petroleum did not exercise the Call Option Right and did not purchase all the underlying shares.

6.3	Subsequent to the expiry of the Freeze Period, and, without derogating from the provisions of clause 4 of this Agreement, if and to the extent that a Party (“the Selling Party”) shall desire to sell and to transfer the Control Core Shares, which are or shall be held by it from time to time while this Agreement is in effect, to a Third Party (“The Buyer”) (“the Sale Transaction”), then, in such instance, provided that the right of first refusal as specified in clause 5 of this Agreement was not excercised, the other Party (“the Party Tagging Along”) shall have a right to tag-along in the Sale Transaction under the same terms as shall be agreed upon between the Selling Party and the Buyer, as specified in the Sale Notice, and this, pro rata to the number of the Control Core Shares that are or shall be held at that time by the Selling Party versus the number of the Control Core Shares that are or shall be held at that time by the Party Tagging Along (“the Holding Ratio for Tagging Along”).

6.4	The tag-along right shall be exercised according to the follow procedure:

6.4.1	Within forty-five (45) days of the date of receipt of the Sale Notice, the Party Tagging Along shall notify the Selling Party in writing whether it intends to tag-along in the Sale Transaction (“the Tag-along Notice”). The Tag-along Notice shall be irrevocable and unconditional, however, the Party Tagging Along shall be permitted to tag-along in the Sale Transaction at a quantity of Control Core Shares that is lower than the relative quantity to which it is entitled by virtue of the Holding Ratio for Tagging Along, provided that the Party Tagging Along shall specify the quantity of shares that it wishes to attach to the Sale Transaction being the subject of the Tag-along Notice.

6.4.2	If the Tag-along Notice was delivered on the date so prescribed, then, in such instance, the Control Core Shares being the subject of the Tag-along Notice shall be included within the scope of the Sale Transaction according to the Holding Ratio for Tagging Along, and all provisions of clause 5 of this Agreement shall apply, mutatis mutandis, as the case may be, on the execution of the Sale Transaction as well. If and to the extent that the Buyer shall so agree, the volume of the Sale Transaction shall be expanded in such manner that it shall include all the Control Core Shares being the subject of the Tag-along Notice.

6.4.3	To dispel any doubts: the tag-along right prescribed in this clause 6 serves as an alternative to exercising of the right of first refusal being conferred by virtue of the provisions of clause 5 of this Agreement. In other words – the other Party is given a right to exercise the right of first refusal conferred by virtue of the provisions of clause 5 of the Agreement, or to exercise the tag-along right being conferred to it by virtue of the provisions of this clause 6, or to not exercise any of the said rights.

7.	RIGHT TO PARTICIPATE IN THE PURCHASE OF SECURITIES

7.1	If and to the extent that a Party (“the Purchasing Party”) shall purchase Securities of the Company, whether during the course of ordinary trading on the TASE, or via an off-floor transaction (“the Purchase Transaction”), the Purchasing Party shall be obligated to deliver written notice to the other Party (“the Other Party”) within three Business Days of the purchase date, which shall specify all Terms of the Purchase Transaction, including the number and class of securities purchased and the price paid for them (“Purchase Notice”).

7.2	If a Purchase Notice was delivered, a right shall arise to the Other Party to purchase Securities from the Purchasing Party as specified in this clause 8 (“the Right to Purchase”), this pro rata to the number of the Control Core Shares being held at that time by the Purchasing Party versus the number of the Control Core Shares being held at that time by the Other Party, and, for this purpose, Petroleum shall be deemed to have exercised the Call Option Right, this, if the Purchase Transaction was executed during the option period.

7.3.	The Right to Purchase shall be exercised according to the follow procedure:

7.3.1	The Other Party shall notify the Purchasing Party regarding the exercise of the Right to Purchase within three (3) Business Days of receiving the Purchase Notice (“the Exercise Notice”).

7.3.2	If the Exercise Notice was delivered, then, in such instance, the Purchasing Party shall be obligated to sell and to transfer to the Other Party, and the Other Party shall purchase and receive by way of transfer its proportionate share in the Securities purchased by the Purchasing Party, being Free and Clear, this at the same price at which they were purchased, plus prime shekel interest as is customary at Bank Leumi LeIsrael Ltd. The Sale Transaction shall be executed within fourteen (14) days, counted as of the delivery date of the Purchase Notice.

8.	THE CALL OPTION RIGHT

8.1	ICL hereby confers a Call Option Right to Petroleum (“the Call Option Right”) to obligate ICL to sell and to transfer 230 million shares of the Company to Petroleum (“the Underlying Shares”) in such manner that, after exercise of the Call Option Right, the internal Holding ratio of the Control Core Shares shall be: ICL – 55%(fifty-five percent), and Petroleum – 45% (forty-five percent).

8.2	To dispel any doubts: the Call Option Right shall be exercisable with respect to all the Underlying Shares and not with respect to a portion thereof. The Call Option Right shall remain in effect for 120 (one hundred and twenty) days as of the issue date of the Ministers’ Approval to Petroleum, provided that this date shall not occur after twenty-four (24) months have elapsed since the signing date of the Irrevocable Deed of Undertaking (“the Option Period”). The Call Option Right shall expire at the time that Petroleum shall not hold the Minimum Shareholding on behalf of any Party, except in the event of a transfer of all Petroleum’s shares in the Company to a Third Party, as specified in the Irrevocable Deed of Undertaking.

8.3	The price for the Underlying Shares is the cost price per share; i.e., ILS 3.30 (three New Israeli Shekels and thirty Agorot) per share, which is equivalent to ICL’s cost price, multiplied by the number of the Underlying Shares (“the Sum of the Consideration”). The Sum of the Consideration shall be linked to the Index according to the “last known Index” method, with the Base Index being the Index in respect of January 2007, which was published on February 15, 2007, while the new Index shall be the last Index known prior to the payment date of the Sum of the Consideration, provided that the last known Index shall not be lower than the Base Index, plus linked interest at the rate of 5% (five percent) per annum, calculated and charged every six months, which shall be calculated as of the date that ICL purchased the Underlying Shares and until the actual payment date of the Sum of the Consideration (“the Adjusted Sum of the Consideration”).

8.4	If and to the extent that during the Option Period: (a) the Company shall distribute any bonus shares, then, in such instance, the bonus shares that shall be distributed in respect of the Underlying Shares shall be added to the Underlying Shares without paying any additional consideration, and (b) the Company shall distribute any dividends, then, in such instance, the sum of the dividends (gross, before withholding tax deducted at source) that shall be paid to ICL in respect of the Underlying Shares shall be deducted from the Adjusted Sum of the Consideration, being linked to the Index according to the “last known Index” method, with the Base Index being the last Index published prior to payment of the dividends plus linked interest at the rate of 5% (five percent) per annum, calculated and charged every six months, which shall be calculated as of the payment date of the dividends and until the actual payment date of the Adjusted Sum of the Consideration.

8.5	If, during the Option Period, Petroleum shall desire to exercise the Call Option Right, Petroleum shall be obligated to deliver written notice thereof to ICL (“the Exercise Notice”), as well as the Requisite Approvals, pursuant to the provisions of any law, including the Commissioner’s Approval and the Ministers’ Approval for the purchase of the Underlying Shares. If the Exercise Notice was delivered by the date so prescribed, then, in such instance, the closing of the Sale Transaction of the Underlying Shares shall be executed within ten (10) days of the delivery date of the Exercise Notice, and ICL shall sell and transfer the Underlying Shares to Petroleum, being Free and Clear, against payment of the Adjusted Sum of the Consideration, and the provisions of clause 5 of this Agreement shall also apply, mutatis mutandis, as the case may be, on the execution of the Sale Transaction of the Underlying Shares.

9.	PLEDGE AND LIEN RESTRICTIONS ON SECURITIES OF THE COMPANY

9.1	A Party shall not pledge or place a lien on the Control Core Shares that are or shall be held by it, except subject to the provisions of clause 9.2 of this Agreement.

9.2	The Control Core Shares shall be able to be pledged or encumbered solely in favor of a bank or insurance company or financial institution of good reputation in Israel or abroad, and/or to secure series of debentures that shall be offered to the public or to institutional investors (“the Source of Financing”), on the condition that every pledgeholder or lienholder, in relation to the Control Core Shares of a Party to this Agreement, as well as a liquidator or receiver and/or trustee, whether provisional or permanent, as well as any other person vested a right to the Control Core Shares of a Party to this Agreement by way of a court order or executory order, shall be subject: (a) to the right of first refusal as specified in clause 5 of this Agreement, and any proceeding of exercising of the surety (securities of the Company), shall be deemed, mutatis mutandis, on the matter of dates and the like, as the giving of written notice by a holder of the pledged Control Core Shares to transfer those same shares, provided that, in this latter instance, the Other Party shall be permitted to exercise the right of first refusal conferred to it within ten (10) days of the Notice Date; the provisions prescribed in this clause shall be included within the scope of the relevant pledge or lien documents.

10.	THE COMPANY’S BOARD OF DIRECTORS AND ITS ACTIVITIES

The Parties undertake to exercise all the voting power during general assemblies of the Company, whether annual assemblies or extraordinary assemblies, which shall be available to them by virtue of all Company Shares that shall be held by them from time to time while this Agreement is in effect for the election or appointment of members of the Company’s board of directors in accordance with and pursuant to the following conditions:

10.1	As long as the Call Option Right has not been exercised and the Underlying Shares have not been purchased by Petroleum, the Board of Directors of the Company shall appoint nine (9) members, including two (2) external directors, and each Party shall be permitted to nominate the appointment of directors, as follows:

As long as ICL is holding the Core Shares Originally Purchased by ICL, as well as ICL’s Additional Core Shares, inclusive of all the bonus shares that shall be distributed (if any shall be distributed) in respect thereof, and as long as Petroleum is holding the Core Shares Originally Purchased by Petroleum, as well as Petroleum’s Additional Core Shares, inclusive of all the bonus shares that shall be distributed (if any) in respect thereof:

ICL shall nominate the appointment of five (5) directors.

Petroleum shall nominate the appointment of two (2) directors.

The nomination with respect to the identity of the two (2) external directors shall be done by consent between the Parties.

10.2	From the time that the Call Option Right has been exercised and the Underlying Shares have been purchased by Petroleum, the board of directors of the Company shall appoint eleven (11) members, including two (2) external directors, and each Party shall be permitted to nominate the appointment of directors, as follows:

As long as ICL is holding the Core Shares Originally Purchased by ICL, as well as ICL’s Additional Core Shares, inclusive of all the bonus shares that shall be distributed (if any) in respect thereof, and deducting the Underlying Shares, and as long as Petroleum is holding the Core Shares Originally Purchased by Petroleum, and Petroleum’s Additional Core Shares, as well as the Underlying Shares, inclusive of all the bonus shares that shall be distributed (if any) in respect thereof:

ICL shall nominate the appointment of five (5) directors and the appointment of one external director.

Petroleum shall nominate the appointment of four (4) directors and the appointment of one external director.

10.3	Subject to that stated in clauses 10.1 and 10.2, in any event of a change in the reciprocal Holding ratio of the Control Core Shares that are or shall be held by the Parties while this Agreement is in effect, the right of the Parties to nominate the appointment of directors shall be adjusted to the new Holding ratio.

10.4	To dispel any doubts: the right of representation of each of the Parties on the board of directors of the Company shall also relate to all the board committees, with the exception of the audit committee, and, to the extent possible, also to the boards of directors of the Company’s Subsidiaries and of its Related Companies, this on the basis of the principles prescribed in clauses 10.1 and 10.2.

10.5	Subject to the provisions of any law, the chairman of the board of directors of the Company shall be appointed according to ICL’snomination.

10.6	Subject to the provisions of any law, the parties, in their capacities as shareholders in the Company, shall act so that the C.E.O. of the Company, the auditors and the advocates of the Company, of the Subsidiaries of the Company, and, to the extent possible, of the Related Companies of the Company – shall be appointed by consent between the Parties. The provisions of this clause shall take effect as of the date that Petroleum duly exercised the Call Option Right and purchased all the Underlying Shares.

11.	VOTING IN RELATION TO CERTAIN TOPICS

11.1	Without derogating from the provisions of clause 10 of this Agreement, which pertain, inter alia, to the election or appointment of the members of the board of directors of the Company, the Parties undertake to exercise all the voting power that shall be available to them by virtue of all the Shares that shall be held by them from time to time while this Agreement is in effect, whether the Control Core Shares, or the Additional Shares, in accordance with the following provisions:

11.1.1	In relation to the topics specified in this clause, which shall be placed (if placed) on the agenda and submitted for decision-making during the general assemblies of the shareholders of the Company, whether at issue are annual general assemblies or extraordinary general assemblies, and as long as the Relevant Party is holding the Minimum Shareholding, the Parties shall agree in advance regarding how to vote, and these are the topics:

11.1.1.1	entry into new spheres of business by the Company, or by any Subsidiary thereof;

11.1.1.2	an offering of Shares or of other Securities by the Company or by a Subsidiary thereof;

11.1.1.3	an amendment to the articles of association of the Company and/or of any Subsidiary thereof and/or of any held company thereof;

11.1.1.4	a merger or split or reorganization of the Company or of any Subsidiary thereof;

11.1.1.5	transactions other than during the ordinary course of business of the Company or of any Subsidiary thereof or of any held company thereof with Interested Parties.

11.1.1.6	appointment of the accountants of the Company;

11.1.1.7	liquidation or a stay of proceedings in the Company and/or in any Subsidiary thereof and/or in any held company thereof;

11.1.1.8	a material acquisition or sale transaction of the Company. "Material" means: that the transaction may have a material impact on the assets or on the liabilities or on the profits of the Company;

11.1.2	In any instance whereby a proposal in relation to any of the topics specified in clause 11.1.1 of this Agreement shall be submitted for decision-making, the Parties shall convene a preliminary meeting ten (10) days prior to the date scheduled for convening the general assembly (“the Preliminary Meeting”), this, for the purpose of agreeing upon how to vote during the general assembly. If, during the Preliminary Meeting, the Parties indeed shall agree upon how to vote in relation to the said topics, they shall exercise all the voting power available to them during the general assembly, in accordance with and pursuant to the agreement reached during the Preliminary Meeting.

11.1.3	If, and to the extent that the Parties shall disagree about a decision that must be made during the general assembly of shareholders of the Company in relation to any one of the topics specified in clause 11.1.1 of this Agreement, each one of the Parties shall be permitted to refer the disagreements for decision by the Adjudicator, who shall serve as an expert on behalf of the Parties and not as an arbitrator, and his decision shall be binding upon them, without any right of appeal or objection. When the Adjudicator gives his decision, the Parties shall exercise all their voting power as shall be required according to the Adjudicator’s decision. The Adjudicator shall be asked to issue his decision as soon as possible and he shall be permitted to adjudge which of the Parties shall bear the payment of his fee and expenses.

11.2	Except for the topic of the composition of the board of directors of the Company and its activities, as specified in clause 10 of this Agreement, and except for the topics specified in clause 11.1.1 of this Agreement, each Party shall be permitted to exercise all the voting power that shall be available to it in the Company by virtue of all the shares of the Company that shall be held by it from time to time while this Agreement is in effect, at its sole discretion.

11.3	The Parties, in their capacity as controlling shareholders in the Company, and subject to the provisions of any law, shall act in order to amend the articles of association of ORL so that the decision-making in relation to those topics specified in clause 11.1.1, which are submitted for decision-making by the board of directors of the Company shall be shifted for decision-making by the general assembly of shareholders of the Company, or so that the decision-making in relation thereto shall require a supermajority of 75% of all the directors present.

11.4	The provisions of this clause 11 shall take effect only as of the date that Petroleum duly exercised the Call Option Right and purchased all the Underlying Shares.

12.	BMBY MECHANISM IN RELATION TO THE CONTROL CORE SHARES

As of the expiry of the Freeze Period and throughout the time that this Agreement is in effect, each Party, at its discretion, and for any reason that it shall deem fit, shall be permitted to activate the BMBY mechanism, in order : (a) to purchase all the Control Core Shares that are or shall be held at that time by the Other Party, or to sell to the Other Party all the Control Core Shares that are or shall be held at that time by it, and (b) to terminate this Agreement pursuant to the following conditions:

12.1	The Party desiring to activate the BMBY mechanism (“the Offeror “) shall transmit a written notice to the Other Party (“the Offeree”) wherein the Offeror shall give notice: (a) that it is willing to sell to the Offeree all the Control Core Shares that are or shall be held by it at that time at the price per share that shall be determined by it; or (b) to purchase from the Offeree all the Control Core Shares that are or shall be held by it at that time at the same price per share (“the Activation Notice”). The Terms must include solely a monetary consideration, and no payment or benefit payable other than in money. To dispel any doubts: the Sum of the Consideration shall be paid in cash against the transfer of the Shares, being Free and Clear.

12.2	The Offeree shall be obligated, within ninety (90) days of the date of receipt of the Activation Notice, to deliver an unconditional and unqualified written notice to the Offeror (“the Acceptance Notice”), which shall relate to one of the following two alternatives:

12.2.1	The Offeree is exercising its right to purchase from the Offeror all the Control Core Shares that are or shall be held by it at that time, at the price per share stipulated in the Activation Notice. In such instance, the Offeree shall become “the Purchasing Party” while the Offeror becomes “the Selling Party.”

- or -

12.2.2	The Offeree is exercising its right to sell to the Offeror all the Control Core Shares that are or shall be held by it at that time, at the price per share stipulated in the Activation Notice. In such instance, the Offeree shall become “the Selling Party” while the Offeror becomes “the Purchasing Party.”

12.3	If the Offeree did not deliver the Acceptance Notice within the timeframe so stipulated in clause 12.2, or if it delivered an Acceptance Notice with reservations or stipulations, then, it shall be deemed, for all intents and purposes, as if it delivered an Acceptance Notice wherein it chose the alternative specified in clause 12.2.2, according to the Terms of the Activation Notice.

12.4	The giving of an Acceptance Notice shall constitute an elaboration of a binding agreement between the Offeror and the Offeree for the purchase or sale of the Securities of the Company that are the subject of the Acceptance Notice, in accordance with the matter and the instance. To the extent that an Acceptance Notice shall be delivered in accordance with the provisions of this Agreement, then, on the first Business Day after 90 (ninety) day have elapsed since the delivery date of the Acceptance Notice, the Parties shall meet for the purpose of closing the transaction (“the Closing Date”). On the Closing Date, the Selling Party shall sell and transfer to the Purchasing Party the Relevant Securities of the Company, being Free and Clear, and the Purchasing Party shall purchase and receive by way of transfer from the Selling Party the Relevant Securities of the Company simultaneously and against payment of the Consideration as stipulated in the Activation Notice (“Consideration for the Securities”) to the Selling Party, whereby all the actions are being executed, to the extent possible, concurrently, and these are the actions:

12.4.1	The nominees of the Selling Party to the boards of directors of the Company and of every Subsidiary thereof and of every Related Party thereof shall deliver letters of resignation from their boards of directors, as the case may be.

12.4.2	The Purchasing Party shall pay the Consideration for the Securities to the Selling Party by bank draft or by bank transfer to the bank account that the Selling Party shall so instruct the Purchasing Party in writing.

12.4.3	The Selling Party shall sign transfer deeds, as the transferor, which shall relate to the Securities that are the subject of the Acceptance Notice, and the Purchasing Party shall sign these transfer deeds as the recipient of the transfer. The transfer deeds shall be in conformance with the articles of association of the Company, and shall be signed in three (3) copies, one of which shall be delivered to the Selling Party, one to the Purchasing Party, and one to the Company Secretary for the purpose of recording in the Registry of Shareholders of the Company, in accordance with the provisions of the Companies Law. If and to the extent that the Securities that are the subject of the Acceptance Notice shall be registered under the name of a nominee company, the Selling Party shall cause them to be registered under its name in the Registry of Shareholders of the Company pursuant to the provisions of the Companies Law, before the Closing Date.

12.4.4	At the written request of the Purchasing Party, the Securities that are the subject of the Activation Notice shall be transferred to the securities bank account of the Purchasing Party, or to the name of a bank trust company, about which the Purchasing Party shall notify the Selling Party in writing before the Closing Date.

12.4.5	The Commissioner’s Approval and the Ministers’ Approval and every other approval shall be delivered, to the extent required pursuant to the provisions of any law.

12.5	If and to the extent that the Purchasing Party shall not fulfill its undertakings pursuant to the provisions of this clause 12, then, in such instance, and without derogating from all other rights of the Selling Party by virtue of the provisions of this Agreement or by virtue of the provisions of any law, and in addition thereto, the Selling Party shall be entitled to purchase all the Control Core Shares that are or shall be held at that time by the Purchasing Party, and this, against payment of the price per share that is the subject of the Activation Notice, after deducting 20% (twenty percent) therefrom as pre-agreed and pre-assessed compensation (“the Purchasing Right of the Selling Party”). The Purchasing Right of the Selling Party shall be exercisable only if, within a period of thirty (30) days after the end of the ninety (90)-day period specified in clause 12.4, the Selling Party delivered written notice to the Purchasing Party (“Extension Notice”) in which it shall give an additional and final extension to the Purchasing Party of thirty (30) days as of the date of the Extension Notice for the fulfillment of its undertakings in accordance with the provisions of this clause 12, and the Purchasing Party did not do so. If the Purchasing Right shall be exercised by the Selling Party, then, in such instance, the provisions of this clause 12 shall apply, mutatis mutandis, as the case may be.

12.6	Notwithstanding that stated in clause 12.5, if the Purchasing Party shall not fulfill its undertakings in accordance with the provisions of this clause 12 as a result of nonreceipt of the Requisite Approvals in accordance with the provisions of any law, including the Ministers’ Approval and the Commissioner’s Approval, despite the fact that it had acted with bona fides and with determination to obtain them, then, in such instance, the Purchasing Right of the Selling Party shall be at the same price as the price per share that is the subject of the Activation Notice (without deduction).

12.7	The Selling Party shall assume every tax or other levy, if and to the extent that any shall apply to a seller of securities by virtue of the provisions of any law.

12.8	The Purchasing Party shall assume every tax or other levy, if and to the extent that any shall apply to a purchaser of securities by virtue of the provisions of any law.

12.9	If and to the extent that the payment of a V.A.T. charge shall be imposed in respect of the sale of the Securities that are the subject of the Activation Notice, the payment of the V.A.T. shall apply to the Purchasing Party, with the sum thereof being added to the Consideration for the Securities, against a proper tax invoice from the Selling Party, or against its own tax invoice.

12.10	This Agreement and all the rights and undertakings pursuant thereto shall expire and terminate from the time that the Securities that are the subject of the Acceptance Notice have been transferred.

12.11	The provisions of this clause 12 shall take effect only as of the date that Petroleum duly exercised the Call Option Right and purchased all the Underlying Shares.

13.	PROFIT DISTRIBUTION POLICY IN THE COMPANY

Subject to the provisions of any law, the Parties to this Agreement shall exert their best efforts to cause the Company to adopt and implement a policy of profit distribution, pursuant whereto, the Company shall distribute an annual dividend to its shareholders at a rate that shall not diminish from 75% (seventy-five percent) of the net annual profit of the Company that is appropriate and allowed for distribution, according to a distribution that complies with the provisions of any law.

14.	LINURA HOLDING AG.

14.1	The Parties are aware of the undertakings of the Scailex Group vis-à-vis Linura Holding AG (a shareholder in Petroleum), which is attached as APPENDIX C to this Agreement, and, subject to the provisions of any law, they shall act in order that this undertaking shall be fulfilled.

14.2	The undertaking of the Parties as specified in clause 14.1 shall take effect only as of the date that Petroleum duly exercised the Call Option Right and purchased all the Underlying Shares.

15.	PERIOD OF THE AGREEMENT

This Agreement shall become valid on the signing date thereof and shall terminate: (a) in accordance with the provisions of this Agreement, or (b) on the date on which one of the Parties ceased to hold the Minimum Shareholding, whichever is earlier (“Period of the Agreement”).

16.	PROHIBITION OF A TRANSFER OF RIGHTS – AUTHORIZED TRANSFEREE AND THIRD PARTY

16.1	Undertakings and rights of a Party in accordance with the provisions of this Agreement are not assignable or transferable, whether directly or indirectly, with the exception of: (a) to whomever is an Authorized Transferee thereof, or (b) to a Third Party that shall purchase all the Control Core Shares that are or shall be held at that time by the Transferor.

16.2	Transfer of the Control Core Shares, inclusive of undertakings and rights of a Party in accordance with the provisions of this Agreement to whomever is an Authorized Transferee thereof is contingent upon a precondition, being that that same Authorized Transferee shall take upon itself in writing all the rights and undertakings of the Transferor pursuant to and in accordance with the provisions of this Agreement, and shall join this Agreement by signing it. Each Party and its Authorized Transferee shall be responsible, jointly and severally, vis-à-vis the Other Parties for the fulfillment of all the undertakings of the Transferor pursuant to and in accordance with the provisions of this Agreement.

16.3	Transfer of the Control Core Shares, inclusive of undertakings and rights of a Party in accordance with the provisions of this Agreement to a Third Party is contingent upon (a) fulfillment of the provisions of this Agreement, and (b) that that same Third Party shall take upon itself in writing all the rights and undertakings of the Transferor pursuant to and in accordance with the provisions of this Agreement, and shall join this Agreement by signing it.

17.	CONFIDENTIALITY

The Parties undertake not to make any use, at any time whatsoever, of any knowledge or information of any kind and type whatsoever, including professional and/or trade secrets, which relate to the businesses of the Company and/or its Subsidiaries and/or its Related Companies, except for the benefit of the Company. The Parties to this Agreement further undertake not to transfer, at any time whatsoever, to any person and/or body whatsoever, any knowledge or information belonging to the Company or to its Subsidiaries and/or to its Related Companies and/or that relate to their affairs and businesses, as they shall be from time to time and that are considered professional and/or commercial knowledge or information and/or whose transfer and/or disclosure is liable to prejudice in any way whatsoever the affairs and/or businesses of the Company and/or the affairs and/or businesses of its Subsidiaries. The Parties further undertake to safeguard in absolute secrecy all conditions, stipulations, consents, restrictions, rights and undertakings that are contained in this Agreement, provided that each Party shall be permitted to disclose them to its advisors. Notwithstanding that stated in this clause, the Parties shall be permitted to deliver and/or to disclose any knowledge or information that are in the public domain or if they are required to do so by a competent authority by law, including the Securities Authority or the TASE, all in relation to information, or details that were required from the Party relevant to the matter by that same Authority, and to the extent it is required to deliver or disclose it. The provisions of this clause shall not apply to information relating to this Agreement or to the Company that the Parties must disclose pursuant to the provisions of the Securities Law.

18.	FUNDAMENTAL CLAUSES AND REMEDIES

The Parties agree that, due to the nature and character of this Agreement, clauses 4, 5, 6, 7, 8, 9, 10, 11 and 12, inclusive of their subclauses, shall be deemed fundamental clauses for the purposes of the provisions of the Law of Contracts (Remedies for Breach of Contract), 5731 – 1970.

If any of the Parties shall breach any of the provisions of this Agreement, the prejudiced Party shall be entitled to all the remedies prescribed in the Law of Contracts (Remedies for Breach of Contract), 5731 – 1970, inclusive of enforcement, this, in addition to and without derogating from the special remedies prescribed in this Agreement.

19.	BONA FIDES

The Parties undertake to act reciprocally and with bona fides and in an accepted way for the correct, just and efficient execution of this Agreement.

20.	MARGINAL HEADINGS

The marginal headings, inclusive of the wording thereof, have been determined and given solely for the sake of convenience. The marginal headings shall not be used as any evidence whatsoever, and the wording, content and placement thereof shall in no way be binding on any of the Parties and/or be construed as if constituting evidence and cause and/or as supporting reference for the interpretation of the Agreement as it might be alleged by any of the Parties.

21.	DRAFTS AND DELETIONS

21.1	Drafts, diagrams and other documents that were exchanged between the Parties before the signing of this Agreement shall be deemed as if never made or done and shall not serve in any form or way whatsoever as evidence or supporting reference for interpretation and/or for a claim.

21.2	To the extent that any of the provisions of this Agreement contain deletions/strikethroughs, then the words that are the object of the deletions/strikethroughs shall be deemed to have never been written and it shall not be possible in any event, condition and situation, to rely on the words that are the object of the deletions/strikethroughs, including for the purpose of interpretation of this Agreement.

22.	NONWAIVER OF RIGHTS

No conduct by any of the Parties shall be deemed as a waiver of any of its rights pursuant to the provisions of this Agreement and/or pursuant to any law, or as a waiver or consent on its part to any breach or failure to fulfill a condition of this Agreement by the Other Party, or as giving a postponement or extension or as an amendment, cancellation, or addendum to any condition whatsoever, unless expressly given and in writing.

23.	AMENDMENT AND CORRECTION OF THE AGREEMENT

Any amendment, correction and/or addendum to this Agreement shall not have any validity and shall be deemed as if not made or done unless drawn up in writing and signed solely by all the Parties together. An oral consent regarding cancellation of a provision of this clause shall not be valid unless and to the extent that it shall be done in writing and duly signed by the Parties.

24.	ARBITRATION

24.1	All disagreements that might arise between the Parties in connection with the interpretation, implementation, execution, validity, invalidity, enforcement of this Agreement, and any matter deriving therefrom shall be handed over for resolution by the Arbitrator.

24.2	The referral by any Party to the Arbitrator shall not be construed as releasing it from performing its undertakings in accordance with this Agreement, and this, until the Arbitrator’s decision in that regard.

24.3	The Arbitrator shall be competent to issue interlocutory orders, inclusive of restraining order, enforcement order and any other order that the court is competent to issue.

24.4	The provisions of this clause are tantamount to an arbitration agreement between the Parties. The provisions of the Arbitration Law, 5728 – 1968, including the Addendum thereto, shall apply both to the Arbitrator and to the arbitration proceedings, provided that the Arbitrator shall be obligated (a) to adjudicate in accordance with the provisions of substantive law, and (b) to explain his ruling.

25.	JURISDICTION

Subject to that stated in clause 24 of this Agreement regarding arbitration, the jurisdiction in relation to all matters pertaining to this Agreement and/or deriving therefrom are to be submitted to the competent courts of Tel-Aviv, and to these only, and not to other courts.

26.	SCAILEX’S GUARANTEE AND RESPONSIBILITY

Scailex, by signing this Agreement, is guaranteeing and is responsible vis-à-vis ICL for the fulfillment and execution of all the undertakings of Petroleum by virtue of and in accordance with the provisions of this Agreement.

27.	ENTIRETY OF AGREEMENT

This Agreement and appendices thereto contain, encompass and include all conditions agreed upon between the Parties. Any assurances, written or oral agreements, undertakings or representations in connection with this Agreement, which were given or made by the Parties prior to the signing date of this Agreement, and which did not receive specific expression therein, contain nothing so as to add to the obligations and rights of the Parties, as specified in this Agreement or as deriving therefrom, to derogate therefrom or to alter them.

28.	CROSS STIPULATIONS

The undertakings of the Parties pursuant to the provisions of this Agreement and the appendices thereto are considered cross stipulations as defined by law.

29.	NOTICES

Any notice that shall be dispatched by one Party to the other shall be deemed as having arrived at the addressee Party four (4) days after the dispatch thereof by registered mail. Nothing in that stated shall derogate from the right of a Party to deliver a notice to the other party in any other way, including, but not limited to, by facsimile, telex, by messenger, etc.

30.	ADDRESSES AND CHANGES THERETO

The addresses of the Parties for the purposes of this Agreement are as stipulated at the head of the Agreement. Each Party shall be permitted to change its address, provided that it furnishes its alternative address by giving notice thereof by registered letter four (4) days in advance.

And in witness whereof the Parties hereunto have signed
at the venue and date specified above:

_________________________________ The Israel Corporation Ltd.	_________________________________ Scailex Corporation Ltd.

_________________________________ Petroleum Capital Holdings Ltd.

Appendix B to Deed of Undertaking dated May 10, 2007

Date: May 10, 2007

Irrevocable Power of Attorney

I, the undersigned, Petroleum Capital Holdings Ltd., private company no. 51-391980-3, hereby irrevocably authorize Israel Corporation Ltd., public company no. 52-002801-0 (“Israel Corp.”) to vote in our name and on our behalf at the General Meetings of Oil Refineries Ltd., public company no. 52-003665-8 (the “Company”), for a consideration of 1000,000,000 ordinary shares of the Company, par value NIS 1.00 (the “Shares”) that are owned by us.

This Power of Attorney shall expire [either]: on the date that the Agreement is executed by and between Israel Corp., us and Scailex Corporation Ltd., public company no. 51-003180-8, as set forth in the Deed of Undertaking of Israel Corp. signed May 10, 2007 (the “Deed of Undertaking”), or by and between Israel Corp. and a third party as set forth in the Deed of Undertaking, as applicable, or six (6) months from the date of the execution of this Power of Attorney, whichever date is earlier.

This Power of Attorney is provided pursuant to and in conformance with Section 4 of the Deed of Undertaking and is irrevocable, as: (a) the rights of Israel Corp. are contingent on this Power of Attorney; and (b) Israel Corp. agreed to enter into the Deed of Undertaking contingent on the existence of this Power of Attorney.

And in witness hereto, the parties have hereunto signed on May 10, 2007

/s/ Eran Schwartz, /s/ Yahel Shachar

Petroleum Capital Holdings Ltd.

Verification

I hereby verify that this Power of Attorney was signed in accordance with applicable law by Petroleum Capital Holdings Ltd., private company 51-391980-3

/s/ Rona Bergman Naveh

Rona Berman Naveh, Adv.

License No. 16237

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Azrieli Center 1, Tel Aviv